Execution version

JOINT VENTURE AGREEMENT
OF

WINDSTREAM TECHNOLOGIES, INC.

This Joint Venture Agreement (this “Agreement”) is made and entered into on 16th day of October, 2014 (the “Effective Date”), by and among:

Windstream Energy Technologies India Private Limited, with registered address located Janapriya Constructions, Flat No. 312 & 313, Kubera Towers, Narayanguda, Hyderabad, Andhra Pradesh, India 500029 (“Company” which expression shall unless it be repugnant to the context or meaning thereof, be deemed to mean and include its successors and permitted assigns),

Windstream Technologies, Inc., with registered address located at 819 Buckeye Street, North Vernon, Indiana 47265, United States of America (“U.S.”), organized as a corporation under the laws of the state of Wyoming, U.S. (“WS” which expression shall unless it be repugnant to the context or meaning thereof, be deemed to mean and include its successors and permitted assigns),

West Coast Ventures Private Limited, a Company incorporated under the laws of India having its registered office at No.4, Haudin Road, Near Ulsoor Lake, Bangalore-560 042, India through any entity nominated by West Coast Ventures Private Limited (hereinafter referred to as the “Investor” which expression shall unless it be repugnant to the context or meaning thereof, be deemed to mean and include its successors and permitted assigns).

RECITALS

A.	Company was incorporated on October 26, 2013 and its sole shareholder is WS, formed when Windaus Global Energy, Inc. merged into WS. WS designs, prototypes and manufactures affordable and scalable renewable energy technologies for use globally.

B.	The Investor is a company engaged in the business of, amongst others, promoting new / renewable energy and has decided to set up a special purpose vehicle by name Deepan Energy Ventures LLP comprising of itself and Kiran Saraf and associates.

C.	The Investor has agreed to invest in the Company and along with WS, become shareholders of the Company (collectively Investor and WS are referred to as the “Shareholders” and each individually, a “Shareholder”) for the purposes set forth below in accordance with the laws of India including, but not limited to, the Companies Act, 2013.

D.	The Company, Investor and WS shall collectively be referred to as the “Parties” and individually as “Party”, wherever the context so permits.

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AGREEMENT

NOW THEREFORE, in consideration of the mutual promises set forth in this Agreement, and subject to the terms and conditions herein, Company and the Shareholders agree as follows:

Article 1 Name of the Company.

The name of the Company is Windstream Energy Technologies India Private Limited. The Company is a private limited company incorporated in India under the Companies Act, 1956.

Article 2 Corporate Purpose.

The Company has been set up and is primarily engaged in manufacture of SolarMill (defined below) for the territories identified under Schedule II of this Agreement (“Territories”) and the Company shall engage in manufacture, selling, distributing and retailing SolarMill in the territory of India (“Corporate Purpose”).

WS has designed and developed a hybrid device of a wind turbine with solar panels “SolarMill” and has entered into this Agreement and the License Agreement (defined below) to fulfill the Corporate Purpose.

Article 3 Term of the Company.

The Company is formed for a period starting from October 26, 2013, the date of its registration in the Registrar of Companies of the Ministry of Corporate Affairs of India, and shall continue perpetually unless otherwise dissolved in accordance with the terms of this Agreement or applicable law.

Article 4 Share Capital; Allocation of Profits and Losses.

4.1 Share Capital. The authorized, issued and paid up share capital of the Company is fixed at [One Hundred Sixty Thousand] Indian Rupees (INR [160,000]), the value of each share being Ten Indian Rupees (INR 10) (each, a “Share”). The Shares shall be allotted among the Shareholders as follows:

Shareholder	No. of Shares	Share Value	Ownership Percentage
WS	[10,000]	INR 100,000	55%
Investor	8184	INR 81840	45%
Total	[18,184]	INR 181,840	100%

4.2 Initial Capital Contributions; Issuance of Shares.

The Company shall, as of the Effective Date, issue the Shares to the Investor and WS shall hold the Shares as set forth in Article 4.1 above. The Investor, subject to the terms and conditions of this Agreement, and relying upon the representations and warranties of the Company under Article 18 of this Agreement has agreed to invest in and subscribe to the Shares. Upon remittance of the subscription amount by the Investor to the Company as set out in this Article 4.2, the Company shall take such actions as set out in Article 4.5 resulting in issue and allotment of the Shares by the Company to the Investor, free and clear of all encumbrances in accordance with this Agreement (“Closing”) on the Closing Date, or on such date as may be mutually agreed by the Parties.

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Each of the Shareholders shall pay or shall have paid the following consideration: (i) As of the Effective Date, WS has paid the share capital for its 10,000 Shares prior to the Effective Date. WS shall in addition contribute to the Company the right to the use of the Licensed Technology through a License Agreement; (ii) As of the Closing Date, INVESTOR will pay the share capital for its 8,184 Shares in full, plus such share premium which in aggregate with the face value for the Shares issued shall be USD 2,000,000. The Shareholders further agree that their capital contributions will be deposited in the Company’s bank account.

4.3 Conditions Precedent to Closing. The obligation of the Investor to subscribe to the Shares and remit the subscription amount towards capital contribution to the Company is subject to fulfilment of the following Conditions Precedent to the satisfaction of the Investor:

a)	The Company shall provide the Investor with a valuation certificate prepared by an independent and duly qualified chartered accountant in accordance with the applicable law.

b)	Execution of the License Agreement in the form and substance acceptable to the Investor.

c)	Company shall have provided its statement of accounts, including P&L accounts and balance sheet of the Company duly certified by a director of the Company for the period up to September 30, 2014, to the Investor.

d)	Company shall have procured approval from the Board as may be necessary for the execution of the Transaction Documents and for the transactions contemplated under this Agreement.

e)	There shall not have been, on or prior to the Closing Date, any event(s) or condition(s) of any character that constitutes a Material Adverse Effect. For the purposes of this Agreement, “Material Adverse Effect” means any event, occurrence, fact, condition, change, development or effect that, individually or in the aggregate, has had or may reasonably be expected to have any material adverse effect on (a) the ability of the Company to consummate the transactions contemplated herein or to perform its obligations hereunder or pursuant to this Agreement, or (b) the Company’s financial or otherwise, operations, results of operations, prospects, assets, liabilities or the business as now conducted, or (c) the validity or enforceability of this Agreement and the License Agreement, the validity or enforceability of any of the transactions contemplated hereunder, or of the rights or remedies of the Investor under this Agreement, or (d) any material consents or approvals required for the Company to carry on the business.

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f)	The Company shall have issued the private placement offer letter to the Investor in Form PAS-4 as prescribed under the Companies Act, 2013 to subscribe to the Investor Shares, on a private placement basis, together with an application form specifically addressed to the Investor.

g)	The Company shall have obtained approval of the Investor or its representatives to the form of Board and Shareholders’ resolutions, draft form of restated Articles of Association (“Articles”) and other documents necessary for the giving effect to the provisions of this Agreement.

h)	The Company shall have duly increased its authorized Share capital to such amount as may be necessary to accommodate the issuance of Investor Shares under this Agreement and the Company shall have amended the Share capital clause of the Memorandum of Association accordingly and shall have undertaken all requisite corporate actions to give effect to the above (including passing of necessary resolutions at meetings of the Board and shareholders and making requisite statutory filings with the Governmental Authorities.

i)	An Advance Reporting Form, Form FC-GPR and all other documents required to be filed under the Foreign Exchange Management (Transfer or Issue of Security by a Person Resident Outside India Regulations, 2000), together with all necessary annexures are executed and filed with the authorized dealer.

4.4 Waiver of Conditions. Notwithstanding anything contained elsewhere in the Agreement, the Investor shall have the right at its discretion to waive any of the Conditions Precedent by Notification to the Company. The Investor may also in lieu of performance of any of the Conditions Precedent prior to the Closing require that such of the Conditions Precedent be treated as conditions subsequent and are performed within such period after Closing as the Investor may direct.

4.5 Closing. Upon the fulfilment of the Conditions Precedent to Closing, the Company shall notify the Investor that all the Conditions Precedent to Closing have been duly satisfied (“CP Confirmation Letter”). The Company shall also deliver to the Investor a certificate signed by the Company certifying that the Conditions Precedent has been satisfied. Upon the Investor receiving the CP Confirmation Letter and having verified the fulfilment of the Conditions Precedent to its satisfaction, the Investor shall within 10 (ten) business days of receipt of CP Confirmation Letter, remit the subscription amount for the Shares and the Company shall undertake such Closing actions as specified under Article 4.6 and Article 4.7 below (“Closing Date”).

4.6 Closing Board Actions. On the Closing Date, simultaneously upon receipt of the subscription amount by the Investor into the designated bank account of the Company, the Company shall, in a meeting of the Board:

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a)	effect the issue and allotment of the Investor Shares;

b)	register the Investor as member of the Company and make necessary entries in the Company’s register of members in respect of the Investor Shares and deliver to the Investor true extract, duly certified by a Director, of the updated register of members reflecting the issue and allotment of the Investor Shares;

c)	approve the appointment of Mr. Amogh Dalvi, Mr. M.G. Banga and Mr. Kiran Saraf as nominee of the Investor to the Board (“Investor Directors”) as additional Directors of the Company;

d)	authorize necessary entries in the Company’s register of Directors in respect of appointment of the Investor Directors and deliver to the Investor, true extract, duly certified by a Director, of the updated register of Directors reflecting the appointment of the Investor Directors;

e)	adopt the restated Articles (in a form which shall be to the satisfaction of the Investor), subject to approval of the Shareholders in a Shareholders’ meeting;

f)	issue the duly executed, adequately stamped and certified original certificates in respect of the Investor Shares to the Investor; and

g)	issue a Notice to convene, at shorter Notice, an extraordinary general meeting of the Shareholders of the Company on the Closing Date.

4.7 Closing Shareholders’ Actions. On the Closing Date, the Company shall, in a meeting of its Shareholders that is convened at a shorter Notice approve and adopt the restated Articles.

4.8 Post-Closing Actions. The Company shall complete the following to the satisfaction of the Investor within the timelines specified for each of the following or such extended period as the Investor may agree:

a)	complete all statutory filings required pursuant to the Closing, including filings with Governmental Authority (if any) and provide certified copies of all such filings relating to the Investor Shares to the Investor within 15 (Fifteen) days of the Closing Date;

b)	take necessary actions and make all filings for appointment of Investor Directors as Directors of the Company in accordance with procedure laid down in section 160 of the Companies Act, 2013 prior to the annual general meeting of the Company within 15 (Fifteen) days of the Closing Date;

c)	Appointment of the chief executive officer, who shall be appointed by WS and approved by the Investor and execution by the chief executive officer of employment agreement in the form and substance acceptable to the Investor within such time as may be determined by the Parties.

d)	Appointment of the chief financial officer, who shall be appointed by the Investor and approved by WS and execution by the chief financial officer of employment agreement in the form and substance acceptable to the Investor within such time as may be determined by the Parties; and

e)	provide on the Closing Date true extracts, duly certified by a Director, of the updated register of members and register of Directors and, within 15 (Fifteen) days of the Closing Date, the certified true copies of the Company’s restated Articles, and all resolutions passed and other documents provided in accordance with Article 4.6 and Article 4.7 above to the Investor.

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4.9 Limitation on Liability. The liability of each of the Shareholders shall be limited to the aggregate amount of the share capital held by such Shareholder in the Company (each contribution, a “Capital Contribution”).

Article 5 Further Issue of Capital.

5.1 Additional Capital Contributions.

a)	Subject to the Article 9.5 (Reserved Matters), the Company shall propose to raise further capital and the Shareholders may make additional capital contributions to the Company to fund operating deficits and capital deficits of the Company.

b)	The additional capital contributions required to be made pursuant to Article 5.1(a) shall be made from time to time upon receipt by each Shareholder of a written capital call signed by all of the members of the Board of Directors, which sets forth the amount of the capital call and the reasons for the capital call, including reference to Article 5.1(a) above (a “Capital Call”). Within thirty (30) calendar days after receipt of a Capital Call, each Shareholder shall make an additional capital contribution to the Company in an amount equal to the Shareholder’s Ownership Percentage multiplied by the amount of the Capital Call. Without prejudice to the rights of any Party under any other provisions of this Agreement, the Company shall not, without the prior written consent of the both the Shareholders issue any new Shares or securities optionally or compulsorily convertible into Shares, until both the Shareholders have exercised their rights under Article 9.5 (Reserved Matters).

5.2 Enforcement of Commitments.

a)	In the event any Shareholder fails to contribute capital pursuant to a Capital Call (a “Delinquent Shareholder”), the remaining Shareholder which is not a Delinquent Shareholder may provide the Delinquent Shareholder notice of the failure to meet the Capital Call (the “Notice”). If the Delinquent Shareholder fails to contribute capital pursuant to the Capital Call within thirty (30) calendar days of the giving of Notice, the remaining Shareholder shall have the right, but not the obligation to contribute to the Company and subscribe to all of the portion of the Capital Call.

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b)	If the failure by a Delinquent Shareholder to make any additional capital contribution required by a Capital Call continues until that date which is thirty (30) calendar days following the due date thereof (the “Dilution Date”), then the Ownership Percentage of the Delinquent Shareholder shall be diluted by the capital contributed to the Company under the Capital Call so that the Delinquent Shareholder’s Shareholder Interest shall be calculated by multiplying its total initial capital contribution plus additional capital contributions by a fraction, the numerator of which shall be the Delinquent Shareholder’s capital contribution through Dilution Date and the denominator of which shall be the Company’s contributed capital after the additional Capital Call.

c)	The provisions of this Article 5.2 are not intended to be a forfeiture or penalty (and no Delinquent Shareholder shall plead or claim that these provisions constitute a forfeiture or penalty) and have been fully negotiated and discussed and each Shareholder completely understands and comprehends the intent, effect and potential ramifications hereof.

5.3 Loans of Shareholders and Third Parties.

a)	The funds needed beyond the existing share capital may be financed, subject to Article 9.5 (Reserved Matter) by loans from the Shareholders or from financial institutions acceptable to the Board of Directors of the Company. Each such loan shall, upon acceptance by the Board of Directors of the Company, be an obligation of the Company. The assets of the Company may be pledged as collateral to secure loans as determined by the Board of Directors of the Company, to the extent permitted by and in accordance with the relevant laws and regulations of India. The Company may enter into a loan agreement with a Shareholder for any loan made to the Company under this Article 5.3 except for the purpose of fulfilling the obligations of the Investor under Article 5.3 (b), granting the Shareholder the right to convert all or a portion of the loan to equity of the Company according to an agreed upon valuation formulation and be issued additional Shares of the Company, subject to Article 9.5 (Reserved Matter) and approval by the relevant governmental authorities.

b)	Due to Company’s short credit history, the Investor agrees that they shall use their credibility to assist the Company with obtaining financing from financial institutions in India or any other source, up to Three Million U.S. Dollars (USD $3,000,000) to satisfy working capital requirements for increasing the sales beyond the currently estimated levels of Company’s operations. Such assistance by the Investor for the initial loan amount will include signing a loan agreement by all Parties as co-obligors of the Company or guaranteeing the Company’s financial obligations. This loan shall be obtained by the Company in its name and the Investor shall only assist the Company directly or indirectly. Such initial loan amount shall be facilitated by the Investor in the form of debt, market credit, investment by channel partners or through a facilitation partner or through any other source as may be feasible to the Investor. It is clarified that all costs associated with such fund arrangements shall be borne by the Company.

c)	It is clarified that for any loan required for financing the operations beyond Three Million U.S. Dollars (USD $ 3,000,000), the same shall be raised with the joint effort of all the Parties and all the Parties shall co-operate for procuring the loan and shall sign any loan agreement as co-obligors of the Company or guaranteeing the Company’s financial obligations.

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Article 6 Restrictions on Transfer.

6.1 Lock-in of Shares.

WS undertakes that it shall not:

a)	without the consent of the Investor and subject to Article 6.4 below, sell or otherwise Transfer or part with any portion of their Shareholder Interest in the Company, in whatever form (“WS Lock-In”), until the expiry of 3 (three) years from the Closing Date (“Restriction Period”). Provided that, this restriction shall not apply to Transfer of Shares by WS after expiry of 3(three) years from the Closing Date provided that such Shares are first offered to the Investor in accordance with Article 6.4 below.

b)	without the prior written consent of the Investor, encumber their Shareholder Interest (either directly or indirectly), or do any other act which has the effect of undermining the underlying beneficial, fiduciary or legal rights and obligations of WS.

c)	The Company undertakes not to register any Transfer or Encumbrance in respect of the Shareholder Interest of WS in violation of the aforesaid undertaking.

The Investor undertakes that it shall not:

a)	without the consent of WS and subject to Article 6.4 below, sell or otherwise Transfer or part with any portion of their Shareholder Interest in the Company, in whatever form, until the expiry of the Restriction Period (“Investor Lock-In”). Provided that, this restriction shall not apply to Transfer of Shares by the Investor after expiry of 3(three) years from the Closing Date provided that such Shares are first offered to WS in accordance with Article 6.4 below.

b)	without the prior written consent of WS, encumber their Shareholder Interest (either directly or indirectly), or do any other act which has the effect of undermining the underlying beneficial, fiduciary or legal rights and obligations of the Investor.

c)	The Company undertakes not to register any Transfer or encumbrance in respect of the Shareholder Interest of the Investor in violation of the aforesaid undertaking.

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6.2 Restrictions on Transfer. No Shareholder may make a transfer, sale, gift, assignment, pledge, granting of a security interest or other disposition, including any disposition by operation of law (“Transfer”), directly or indirectly by Transfer of any ownership or equity interest in the Company, all or any part of its Shareholder Interest without the prior written approval of the other Shareholder, and only in accordance with this Article 6.2. Any purported Transfer that is not in compliance with this Article 6.2 shall be null and void.

For purposes of this Agreement, the term “Shareholder Interest” means the entire interest of a Shareholder in the Company, including, without limitation, its right to vote as a Shareholder (if any), its Shares, its right to receive dividend, distributions or any other economic benefits from the Company, and all rights and obligations of the Shareholder under the Articles and this Agreement. The provisions of this Article 6 shall be interpreted and applied in accordance with the Companies Act, 2013.

6.3 Permitted Transfers. Notwithstanding Article 6.1, the following direct or indirect Transfers of Shareholder Interest shall be permitted by any Shareholder without the consent of the other Shareholders for the following: (i) Transfers among the Shareholders; (ii) Transfer by WS with the consent of the Investor or Transfer by the Investor with the consent of WS, as the case may be, prior to the expiry of the Restriction Period; and (iii) Transfer by a Shareholder to an Affiliate (as defined below); provided, that contemporaneously with the Transfer the transferee agrees in writing to accept all obligations of and restrictions upon the transferring Shareholder under the Articles and this Agreement and execute a deed of adherence to this Agreement as annexed in Schedule 1. It is clarified that in the event such transferee ceases to be an Affiliate of the Shareholder, such transferee immediately on ceasing to be an Affiliate, shall Transfer back to the relevant Shareholder all the Shares Transferred pursuant to this Article 6.3.

For purposes of this Agreement, the term “Affiliate” means any entity in which a Shareholder owns 51% or more of the shares or equity interests or which owns 51% or more of the shares of the Shareholder.

6.4 Right of First Refusal. As permitted by applicable law, any Shareholder or its assignee which desires to sell all (but not less than all) of their Shareholder Interest (“Sale Shares”) to any party subject to Article 6.3 above, must first offer to sell such Sale Shares to the other Shareholder, as set forth below, and the other Shareholder may purchase all but not less than all of the Sale Shares intended to be transferred in accordance with the Companies Act, 2013 and the following provisions:

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a)	If the transferring Shareholder has received from a third party a bona fide written offer to purchase the Sale Shares, the transferring Shareholder shall give written notice and a copy of the third party offer to the Company and to the remaining Shareholder of its intention to sell the Sale Shares. Such offer shall state the name of the proposed purchaser, the number of Sale Shares proposed to be sold, the terms and conditions, including payment terms, upon which the purchase is to be made and the consideration offered therefor (the “Third Party Offer”).

b)	Within fifteen (15) days after receipt of the Third Party Offer, the remaining Shareholder, shall have the right and option to purchase all but not less than all of the Sale Shares proposed to be sold at the same purchase price and upon the same terms and conditions stated in the Third Party Offer, by giving notice to the transferring Person of their intention to do so (the “Shareholder’s Exercise Period”).

c)	If any Shareholder exercises its right to purchase all of the Sale Shares described in the Third Party Offer, the purchasing Shareholders shall have the right to designate a time, date and place of closing, provided that the date of closing shall be within thirty (30) days after the expiration of the Shareholder’s Exercise Period. At such closing, each Shareholder who is purchasing Sale Shares shall transmit via wire transfer to the transferring Shareholder funds in the amount of the purchase price therefor and shall receive the Sale Shares so purchased, free and clear of any and all claims, charges, security interests or other encumbrances of any nature whatsoever.

d)	If, at the expiration of Shareholder’s Exercise Period, the other Shareholder has not subscribed in full to the Sale Shares described in the Third Party Offer, the transferring Shareholder shall be entitled to consummate the proposed Transfer of its Sale Shares to the third party offeror, subject to Articles 6.5 and 6.7 hereof and provided that such sale is (i) on substantially the same terms and conditions stated in the Third Party Offer and (ii) consummated within forty five (45) days of the expiration of the Shareholder’s Exercise Period referred to in subsections (b) and (c) above. If for any reason third party offeror and transferring Shareholder do not consummate the proposed Transfer of Sale Shares within the period of forty five (45) days after expiration of Shareholder’s Exercise Period, the transferring Shareholder shall promptly reimburse the remaining Shareholder for any and all expenses relating to the consideration of the Third Party Offer, whether incurred for expenses of third party consultants or for internal expenses of the remaining Shareholder.

6.5 Tag-Along Rights.

a)	In the event of a Permitted Transfer by WS and/ or the Investor under Article 6.3 (ii) or any Transfer of its Shareholder Interest post the Restriction Period by WS and/ or the Investor (“Selling Shareholder”), each of which is a “Tag Sale”, the remaining Shareholder (‘Non-Selling Shareholder”) shall have the right, exercisable as set forth below, to participate in the Tag Sale on the same terms and conditions received by the Selling Shareholders and, if the Tag Sale is structured as a sale of Shares, in the same proportion of Shares as the proportion of the Shares being Transferred by the Selling Shareholders in the Tag Sale (“Tag-Along Right”).

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b)	The Company or the Selling Shareholders shall notify the Non-Selling Shareholders in writing not less than thirty (30) days prior to the proposed consummation of a Tag Sale, which notice shall describe in reasonable detail all of the material terms of the Tag Sale, including, without limitation, the name and address of the prospective purchaser(s), the purchase price and other terms and conditions of the Tag Sale and the date on or about which the Tag Sale is to be made. Within twenty-one (21) days after delivery of such notice, the Non-Selling Shareholder desiring to exercise its Tag-Along Right shall provide written notice to the Company and the Selling Shareholders of such Non-Selling Shareholder’s intentions to participate in the Tag Sale.

c)	Each Non-Selling Shareholder exercising a Tag-Along right shall promptly take all actions reasonably necessary or reasonably desirable (in the judgment of the Selling Shareholders) to facilitate the consummation of any Tag Sale (whether in such Non-Selling Shareholder’s capacity as a Shareholder, Director, officer of the Company or otherwise). Without limiting the foregoing, if the Tag Sale is structured as a sale or exchange of Shareholder Interest, each such Non-Selling Shareholder shall sell or exchange the Shareholder Interest held by such Non-Selling Shareholder on the terms and conditions approved by the Selling Shareholder.

6.6 Call Option on Material Breach.

a)	Upon the occurrence of any one of the following, each a “Material Breach” in relation to a Shareholder (“Defaulting Shareholder”), the procedure provided under this Article 6.6 shall be adopted:

(i)	taking any action with respect to the Reserved Matter in the absence of an affirmative vote of the each of the Shareholders where such vote is mandated by the provisions of Article 9.5 (Reserved Matters);

(ii)	breach by WS or the Investor or any of their appointed directors or officers of the Company, of any material representation, warranty or covenant contained in this Agreement, including but not limited to anti-corruption compliance as described specifically in Articles 16.1, 16.2 and 16.3 hereof.

(iii)	breach by WS of any of its obligations under the License Agreement.

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b)	WS or the Investor, as the case may be, (the “Non-Defaulting Shareholder”) shall exercise its call right under this Article 6.6 by delivering written notice thereof to the Defaulting Shareholder, as applicable (a “Call Notice”).

c)	If the Non-Defaulting Shareholder opts to exercise its call option pursuant to the occurrence of Material Breach identified in Article 6.6 (a), the purchase price for Defaulting Shareholder Interests, shall be at a price which is less than 25% (twenty five percent) of the Fair Market Value. For the purposes of this Agreement, “Fair Market Value” shall mean the fair market value of all Shares of the Company multiplied by the percentage of Shares held by the selling Shareholder as determined by the Company’s outside auditor. Within thirty (30) days from receipt of the Call Notice from the Non-Defaulting Shareholder, the Company’s outside auditor shall prepare the statement of Fair Market Value (“Statement of Fair Market Value”), and deliver the Statement of Fair Market Value to the Company and all Shareholders. In preparing the Statement of Fair Market Value, the Fair Market Value of the Company shall be determined by the outside auditor as of the last day of the calendar quarter prior to the Call Notice.

6.7 Other Requirements for Effectiveness of Transfer. As a condition to recognizing the effectiveness of any proposed or purported Transfer of Shareholder Interests, the remaining Shareholders may require the transferring Shareholder and/or the proposed transferee to execute such instruments of transfer, assignment and assumption and such other documents, and to perform all such other acts which the remaining Shareholder may deem necessary or desirable to:

a)	Constitute such transferee as a substitute Shareholder;

b)	Confirm that the third party desiring to acquire Shareholder Interests, or to be admitted as a Shareholder, has accepted, assumed and agreed to be subject and bound by all of the terms, obligations and conditions of the Articles and this Agreement, as the same may have been further amended;

c)	Preserve, after the Transfer, the Company’s status under the laws of each jurisdiction in which the Company is qualified, organized or does business;

d)	Assure compliance with any applicable laws of India or any applicable foreign laws, including securities laws and regulations, including but not limited to those laws, regulations and directives referenced in Article 16 of this Agreement.

Article 7 Share Register

The Company shall prepare a Register of Shareholders and a Register of Share Transfers in which it shall enter the names of the Shareholders, the number of Shares owned by each and all the transactions affecting such Shares. No transfer of Shares shall be effective, vis-à-vis the Company or third parties, unless the reason for such transfer is duly entered in the said registers. The registers must contain details including but not limited to the following:

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a)	The name of each Shareholder, its nationality, and commercial registry number;

b)	Number of Shares owned by the Shareholder in the Company’s share capital as well as their value;

c)	Number and value of Shares which have been disposed of along with the type of such disposal, whether by sale, inheritance, gift or otherwise;

d)	Name of the transferor and transferee;

e)	Date of the disposal of Shares; and

f)	Total number of Shares owned by the Shareholder after such transfer and their value.

g)	The said registers shall be paginated in a serial manner and no page of such registers shall be removed therefrom, nor shall any change or tampering be made in the details recorded therein.

Article 8 Management of the Company

8.1 Board of Directors; Appointment; Term. The Company shall be managed by a Board of Directors composed of seven (7) Directors. Three (3) Directors shall be appointed by INVESTOR (the “INVESTOR Directors”) and four (4) Directors shall be appointed by WS (the “WS Directors”). Each Director shall serve an indefinite term on the Board of Directors until his or her earlier death, resignation, or removal. A Director need not be a citizen or resident of India nor a Shareholder or employee of the Company. Any vacancy of a WS Director position for any reason including but not limited to the reasons of removal or resignation shall be filled by WS. Any vacancy of an INVESTOR Director position for any reason including but not limited to the reasons of removal or resignation shall be filled by the Investor. A Shareholder shall be entitled by notice in writing to the Board of Directors, to nominate any person to act as an Alternate Director in place of any Director appointed by that Shareholder during such appointee’s absence for a period of not less than three months for any reason. Upon appointment of WS Directors and the Investor Directors, each of the Shareholders shall cause their respective Directors and senior management personnel to enter into adequate non-compete and non-disclosure agreements with the Company.

8.2 Removal of Directors. Each Director may be removed only by the Shareholder that appointed him or her, except that a Director shall be removed automatically and without any action by the Shareholders if the Director (i) has become the subject of a decree or order for relief under any bankruptcy, insolvency or similar law affecting creditors’ rights now existing or hereafter in effect; (ii) has initiated, either in an original proceeding or by way of answer in any state insolvency or receivership proceeding, an action for liquidation, arrangement, composition, readjustment, dissolution or similar relief; (iii) ceases to be an employee of the Shareholder that appointed such Director or of any of its Affiliates, (iv) fails to comply with laws or directives as set forth in Article 16; or (v) dies.

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8.3 Resignation of Directors. A Director may resign at any time by giving written notice to the Board of Directors at least thirty (30) days prior to the date that such resignation is to take effect. If such written notice does not contain an effective date for the resignation, such resignation shall be effective thirty (30) days after receipt of the notice by the Board of Directors. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. The Board of Directors shall promptly notify the Shareholders of any notice of resignation received from a Director.

8.4 Power of the Board of Directors. Subject to Article 9.5 (Reserved Matters), the Board of Directors shall have all the powers to carry on the business of the Company except those actions which require prior approval of the Shareholders under the Companies Act, 2013.

8.5 Meetings of the Board of Directors.

a)	Statutory Meetings. The Board of Directors shall have a meeting at least once in every three (3) months and at least four (4) such meetings shall be held every year. The meetings of the Board of Directors shall be held at such times and places within or outside India as may be fixed by the Board of Directors. The company secretary of the Company will issue a notice convening a meeting specifying the date, time and agenda for such meeting. The Company shall ensure that sufficient information is included with such notice to enable each Director to form a view on the issues at question at such meeting. Not less than seven (7) days’ notice shall be given to all Directors, provided however, that such notice period may be reduced with the written consent of all of the Directors.

b)	Special Meetings. Special meetings of the Board of Directors may be called by any Director. Notice of the time and place of a special meeting of the Board of Directors, which may be within or outside India, shall be effective if delivered to each Director by hand, electronic transmission, telecopy, mail or overnight delivery at least twenty-four hours prior to the time of such special meeting. Notices of special meetings of the Board of Directors shall identify the purpose of the special meeting and the business to be transacted at the special meeting.

c)	Video and Teleconferences. A Director may participate in a meeting of the Board of Directors by means of video or telephone conference or any other means of communication by which all persons participating in the meeting can hear and speak to each other, and such participation in a meeting shall constitute presence in person at the meeting, provided however that every Director shall physically attend at least one (1) meeting of the Board of Directors in each financial year.

d)	Quorum; Vote Required. Except as otherwise expressly required by this Agreement: (i) at least three Directors, two WS Directors and one Investor Director, shall be necessary to constitute a quorum for the transaction of any business to come before the Board of Directors, and (ii) on each matter to come before the Board of Directors at which a quorum is present, the affirmative vote of at least three Directors shall be required in order for the matter to be approved by and constitute the act of the Board of Directors provided that: (a) the provisions of Article 9.5 (Reserved Matters) shall be complied with, if a Reserved Matter is taken up for discussion at such convened meeting and (b) provisions of Article 20.3 (Alteration of Articles) is complied with if an alteration to the Articles is taken up for discussion at such convened meeting. At any Board meeting, each Director may exercise one (1) vote.

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e)	Written Actions. Subject to Article 9.5 (Reserved Matters) and Article 20.3 (Alteration of Articles), a written resolution circulated to all the Directors, whether in India or overseas and consented/signed by a majority of them as approved, shall (subject to compliance with the relevant requirements of the Companies Act, 2013) be as valid and effective as a resolution duly passed at a meeting of the Board of Directors called and held in accordance with this Agreement and the Articles (provided it has been circulated in draft form, together with the relevant papers, if any, to all the Directors) and such consent(s) are filed with the minutes of the proceedings and meetings of the Board of Directors. Action taken under this paragraph (e) is effective when the last Director signs the consent, unless the consent specifies a different prior or subsequent effective date, in which cases the action is effective on or as of the specified date. The Company shall maintain a register to record therein the minutes and resolutions passed at meetings of the Board of Directors.

8.6 Officers; Managing Director. Subject to Article 9.5 (Reserved Matters), the chief executive officer shall be appointed by WS and approved by the Investor and the chief financial officer shall be appointed by the Investor and approved by WS. Subject to Article 9.5 (Reserved Matters), the Board of Directors may appoint the Managing Director and may delegate certain responsibilities for the operation of the Company to the Managing Director or to any other officers as they may from time to time determine by creating the office and defining the duties thereof. Each officer shall hold office for such terms as may be prescribed by the Board of Directors and until such person’s successor shall have been elected or until such person’s earlier death, resignation or removal. Neither the Managing Director nor any other officer is required to be a citizen of India. The Managing Director shall be responsible for the day-to-day matters of the Company and implementing the policies and programs laid down by the Board of Directors. Subject to Article 9.5 (Reserved Matters), the Managing Director and any other officers may be removed, either with or without cause, at any time by resolution of the Board of Directors in accordance with the terms of the individual employment contract, if any. Any officer may resign at any time by giving written notice thereof to the Board of Directors. Any such resignation shall take effect on the date of receipt of such notice or on such later date specified therein, and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. A vacancy in any office because of death, resignation, removal or any other cause may be filled by the Board of Directors. One person may hold offices and perform the duties of any two or more offices; provided, however, that no officer shall execute, acknowledge or verify any instrument in more than one capacity if such instrument is required by law, the Articles, or this Agreement to be executed, acknowledged or verified by two or more officers. Any officer may, but is not required to be, at the same time a member of the Board of Directors.

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8.7 Compensation of Board of Directors and Officers. Subject to Article 9.5 (Reserved Matters), a Director shall not receive any compensation for his or her services as Director. The Board of Directors shall fix from time to time the salaries of the officers. No officer shall be prevented from receiving a salary by reason of the fact that he or she is also a Shareholder or Director of the Company. The Company shall reimburse the Directors for any and all costs of air travel, meals, accommodation, and other expenses (including costs of international air travel) incurred by the Directors for the purpose of attendance at meetings of the Board of Directors provided such costs are limited to a threshold as may be mutually agreed by the Parties and provided further that all such expenses are appropriately documented. The Company shall pay all such costs in the local currency as the expense in question.

8.8 Indemnification. Notwithstanding anything to the contrary in this Agreement, the Company agrees to indemnify and hold the WS Directors, the Investor Directors and/or the alternate Directors to WS Directors or the Investor Directors and officers of the Company harmless from all claims and liabilities to the maximum extent permitted under applicable laws. Termination of this Agreement, for any reason whatsoever, shall not affect the indemnification obligations of the Company under this Article 8.8 for any events that have occurred prior to such termination.

Article 9 General Meetings of Shareholders.

9.1 Annual and Special General Meetings. An annual General Meeting shall be called within six (6) months following the end of each fiscal year to consider the Director’s report concerning the Company’s activities and its financial position, the auditor’s report, to review and approve the Company’s balance sheet and final accounts, determine the distribution of profits and appoint another auditor or reappoint the same auditor and determine his fees. The annual General Meeting must be held at the registered office of the Company or at a place within the city or town in which the registered office of the Company is situated. Special General Meetings of the Shareholders for any purpose shall be called upon a request from the Board of Directors of the Company or the Company’s auditors. All General Meetings shall be held in accordance with the Companies Act, 2013 the Articles and this Agreement.

9.2 Chairman. WS shall have a right to nominate the Chairman of General Meetings.

9.3 Notice; Place of Meetings; Video and Teleconferences. Subject to Applicable Law, a minimum of twenty-one (21) days prior written notice shall be given to all the Shareholders of any General Meeting, accompanied by the agenda for such General Meeting. A General Meeting may be convened by the Chairman on less than twenty-one (21) days notice with the prior written consent of the Shareholders. No business shall be transacted at a General Meeting duly convened and held other than the business specified in such notice, without the prior unanimous consent of the Shareholders. The Board of Directors may designate any place, either within or outside India, as the place of meeting for any meeting of the Shareholders (other than the annual General Meeting). If no designation is made, the place of meeting shall be the registered office of the Company. Shareholders may participate in any annual or special meeting through the use of video or telephone conference or any other means of communication by which all Shareholders participating in the meeting can hear and speak to each other, provided however that the Shareholders necessary to constitute quorum and the Chairman of the General Meeting must be physically present at the place of the meeting.

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9.4 Quorum; Voting; Proxies. Shareholders holding Shares of the Company equal to two-thirds (2/3) of the total issued and outstanding Shares of the Company represented in person or by proxy shall constitute a quorum at any meeting of the Shareholders. If a quorum is present, an ordinary resolution of the Shareholders shall be the act of the Shareholders, unless the vote of a greater or lesser proportion or number is otherwise required by the Articles or applicable law or under Article 9.5 (Reserved Matters). Each Shareholder shall be entitled to cast one vote for each Share that such Shareholder owns. Unless otherwise expressly provided herein or required under applicable law, Shareholders who have an interest (economic or otherwise) in the outcome of any particular matter upon which the Shareholders vote or consent may vote upon any such matter and their votes shall be counted in the determination of whether the requisite matter was approved by the Shareholders; provided that such Shareholder discloses any such interest to all of the other Shareholders and the Company in writing in advance of the meeting during which such vote is held or written action is taken. Each Shareholder is entitled to delegate a person whom he elects to represent him in attending the Shareholders’ meetings and vote on his behalf by virtue of a written proxy. The Company shall maintain a register to record therein the minutes and resolutions of the General Meetings of Shareholders. The Chairman of the General Meetings shall sign such minutes and adopted resolutions. Provided that no business concerning any of the Reserved Matters shall be approved except as specified in Article 9.5 (Reserved Matters) of this Agreement.

9.5 Reserved Matters. Notwithstanding anything contained in this Agreement, in the event any reserved matter contained in Schedule III of this Agreement (each a “Reserved Matter”) is proposed to be discussed at a Board or Shareholder meeting, any decision of the Company, any resolution of the Board or a committee thereof and any resolution of the Shareholders relating to a Reserved Matter, shall require the prior approval of WS and the Investor, i.e. both the Shareholders of the Company. In the event any decision and/or resolution is effected without complying with the provisions of this Article, (a) such decision or resolution shall not be valid or binding on any Person including the Company; and (b) the Company shall not take any action pursuant to such decision or resolution unless the prior approval of each of the Shareholder is obtained for the same. The Company shall provide all necessary information and material to each of the Shareholder to enable it to make a decision relating to the Reserved Matters.

Article 10 Finances; Auditing; Taxes.

10.1 Accounting. The accounting system of the Company shall be formulated in accordance with the relevant financial management rules and regulations of India (the “Accounting Regulations”). If the Accounting Regulations do not cover a particular aspect of the accounting system, the Company shall adhere to generally accepted international accounting principles. The accounting system shall be formulated by the Managing Director of the Company and shall be approved by the Board of Directors. The financial books and records and other important documents shall be kept English. All important financial and accounting documents, records and statements shall require the approval of the Board of Directors.

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10.2 Currency. Indian Rupees shall be the standard monetary currency for accounting of the Company. The account books of the Company shall be kept in Indian Rupees (INR) and United States Dollars (USD). Cash, deposits, accounts payable and receivables, income and expenses shall also be set out in the currency in which they are paid or received. The monthly and annual financial statements of the Company shall be presented in Indian Rupees and United States Dollars.

10.3 Fiscal Year. The initial fiscal year of the Company shall commence on the Effective Date and shall end on December 31, 2014 and each fiscal year thereafter shall be a calendar year of twelve (12) months, ending on December 31.

10.4 Financial Reports. The Managing Director shall prepare monthly financial statements in English and other information (including information regarding the Company’s tax liabilities and copies of tax returns) in accordance with the generally accepted international accounting principles. The statements shall sufficiently allow the Shareholders to determine their respective tax liabilities relating to any dividend payments received from the Company or for any other purposes required by applicable government regulations. The Managing Director shall prepare within two (2) months following the end of the fiscal year of the Company, the balance sheet, profit and loss account and a report regarding the activities of the Company, its financial position and their proposals on the distribution of the profits. These financial statements shall set out all the details required by the Accounting Regulations, and such additional information as would be required to produce annual financial statements conforming to generally accepted accounting practices in India. The Board of Directors shall authorize the submission of copies of these documents, including the auditor’s report, to the Registrar of the Companies, Ministry of Corporate Affairs within two (2) months from the approval of the aforesaid documents by the Shareholders at the annual General Meeting of the Company.

10.5 Audits; Auditors. The Company shall have an independent auditor to be selected annually by the Shareholders; provided that such auditor shall be from among the auditors of international standing licensed to practice auditing in India in accordance with applicable law. The auditor shall comply with the Company’s Articles and the Companies Act, 2013. The auditor shall audit the inventory lists, if applicable, annual final accounts, inspect balance sheet and present his written audit report regarding the foregoing at the annual General Meeting of the Shareholders. In performing the above duties, the auditor shall have the right to review all the books of the Company, its documents and contracts concluded with third parties. The auditor is also entitled to require the clarifications and data he deems necessary to be obtained. The Shareholders shall, by resolution, fix the auditor’s annual fees.

10.6 Audits by Shareholders. Each of the Shareholders shall have the right to audit the books, records and accounts of the Company within twelve (12) months after the end of each fiscal year, such audit to be at the expense of the auditing Shareholder. At the completion of such a Shareholder audit, an audit report shall be submitted to the Board of Directors of the Company. The Board of Directors shall reply in writing within thirty (30) days after receipt of the report. When requesting an audit under this Article 10.6, a Shareholder shall have the right to appoint an auditor of its own choice. The auditor can be a registered accountant in India or an accountant not registered in India but who possesses knowledge of and experience in internationally accepted accounting principles and practices. The auditing expenses incurred from an audit requested by a Shareholder will be paid by the Shareholder making the request.

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10.7 Taxes. The Company shall timely pay taxes in accordance with the requirements of pertinent laws and regulations of India. The Company shall timely provide any Company information reasonably necessary to any Shareholder or affiliate necessary for such party to prepare and timely file its taxes to the extent such reporting or tax computations relate to the Company.

Article 11 License Agreement

11.1 WS shall grant an exclusive, irrevocable license to the Company for a term of 25 (twenty five) years (“License Term”) to any and all rights related to the use of Licensed Technology in the Territories identified under Schedule II of this Agreement, to the exclusion of all other parties including WS or any successor or assignee thereof, as required to perform the Corporate Purpose of the Company and in accordance with the terms and conditions of a License Agreement to be entered into between WS and the Company, in the form attached hereto as Attachment A. Prior to the expiry of the License Term, the License Agreement shall be renewable for a further period at no additional cost at the option of the Investor acting through the Company.

11.2 Licensed Technology means any and all discoveries, inventions, processes, methods, techniques, know-how, and intellectual property and proprietary rights, expressed in whatever form including technical information, processes, procedures, methods, formulae, protocols, software, specifications, instructions, data, documents and materials that are owned by WS in relation to the design, development and manufacture of the Product.

11.3 WS further agrees that any and all modifications, variations, updates, enhancements and improvements carried on the Licensed Technology, shall be automatically licensed to the Company at no additional consideration and without requiring execution of any further documents in this regard. However, all rights pertaining to ownership of the intellectual property in such modifications, variations, updates, enhancements and improvements shall vest with WS.

11.4 WS further agrees and acknowledges that:

a)	The technical know-how fees/ royalty payable under the License Agreement shall be such amount to meet the transfer pricing requirements of applicable tax authorities.

b)	Such License is exclusively provided to the Company to meet the requirements and to carry out the business of the Company.

c)	Such License and all rights thereunder shall not terminate and shall continue to operate in full force and effect for a term of 25 (twenty five) years or such further extended period that the Company shall opt for notwithstanding termination of this Agreement.

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11.5 WS further shall not assign or purport to assign or otherwise deal with any of its rights affecting the Licensed Technology, except with the express prior written consent of the Investor for the Territories under Schedule II. Upon execution of the License Agreement between WS and the Company, the Company shall have the right to assign, license, sub-license, grant the use of Licensed Technology to any other person for the purposes of the Territories identified under Schedule II.

Article 12 Insurance

Insurance policies of the Company on various kinds of risks shall be underwritten with one or more insurance companies in India. The Board of Directors shall determine the type, value, and duration of insurance policies to be obtained by the Company.

Article 13 Dissolution and Liquidation

13.1 Events of Dissolution. Subject to Article 9.5 (Reserved Matters), the Company shall be dissolved for one of the dissolution reasons provided for in the Companies Act, 2013, and in addition, upon the occurrence of any of the following, as determined by the Shareholders:

a)	If the Shareholders of the Company pass a resolution to voluntarily wind up the Company upon expiration of the Term, as specified in its Articles;

b)	The Company is unable to pay its debts as they become due in the ordinary course of business;

c)	The Company is unable to operate its business due to appropriation or condemnation of its business, facilities or rights in any real property by governmental action;

d)	The Company is unable to operate its business consistent with its business scope due to events outside its control, including, but not limited to, wars, terrorist acts, riots, embargoes, natural disasters and governmental actions;

e)	By loss of all or substantially all of the Company’s assets, such that any remainder cannot be effectively utilized; and

f)	Merger of the Company into another entity.

13.2 Liquidation. The Company shall, upon dissolution, enter into liquidation in accordance with the Companies Act, 2013, and, in case of voluntary liquidation, the following actions shall be taken by the Board of Directors, who shall be deemed liquidators until a liquidator is appointed, and thereafter, by the liquidator appointed in accordance with the Companies Act, 2013:

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Preparation of a report regarding the Company’s financial position on the date of issuing the Shareholder’s dissolution and liquidation resolution. Such report should be certified by an accountant of international standing licensed to practice in India, confirming that the Company is capable to fulfill all its liabilities towards third parties.

Payment of all creditors’ debts or conclusion of a conciliation settlement with them. If both of these actions cannot be performed, the Company shall not be liquidated except after issuance of a decision declaring the bankruptcy of the Company by the applicable Court in India upon the request of the creditors or the Company in accordance with the Companies Act, 2013.

13.3 Distributions on Dissolution. On dissolution of the Company and after settlement of all obligations of the creditors of the Company, any remaining assets of the Company, including any reserves, shall be distributed among the Shareholders in proportion to their Ownership Percentages.

Article 14 Prohibition of Competition.

14.1 At any time during the duration of the Company and for a period of 2 (two) years after Dissociation or Transfer of the Shares of any Shareholder, none of the Shareholders, shall establish, directly or indirectly, a business or enterprise that: (A) provides or sells Competing Products/Services (as defined below); and (B) is competitive with the Company or any of its Affiliates engaged in the business with respect to Competing Products/Services (a “Competitive Business”) or engages in any other activity with respect to Competing Products/Services, except that any of the foregoing may own shares of stock representing less than two percent (2%) of the outstanding shares of any Competitive Business. For purposes of this Article 14, the term “Competing Products/Services” means any technology product/service that is a hybrid between solar and wind energy and is used for power generation, and is similar to and competitive with the Product and/or services offered or provided by the Company.

14.2 Right of First Refusal on New Technology

In case WS, whether directly or indirectly, has made progress and developed any new process, solution or technology that utilizes renewable energy for power generation in the Territory identified under Schedule II (“New Technology”), the following procedure shall be followed:

(a)	WS, prior to granting any license in relation to the manufacture and/or distribution of New Technology to any person other than the Company, shall first give a written notice (“ROFR Notice”) to the Company.

(b)	The Company shall be entitled to respond to the ROFR Notice by serving a written notice to WS (“ROFR Response Notice”) prior to the expiry of 60 (sixty) days after the date of receipt of the ROFR Notice (“Offer Period”) of the proposed terms of license for the New Technology (“ROFR Terms”) to the Company.

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(c)	On receipt of the ROFR Response Notice, WS shall within 15 (Fifteen) days from the Offer Period (i) License the New Technology to the Company subject to receipt of the ROFR Terms; or (ii) be free to license to any third party (A) on terms and conditions better than those offered by the Company.

(d)	In the event the Company does not deliver a ROFR Response Notice to WS prior to the expiry of the Offer Period, then, upon the expiry of the Offer Period, WS shall be entitled to license the New Technology to any third party.

Article 15 Notices.

All notices given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given on the date delivered, if delivered personally, on the fifth (5th) business day after being mailed by registered or certified mail (postage prepaid, return receipt requested), in each case, to the parties at the following addresses, or on the date sent and confirmed by electronic transmission to the telecopier number specified below (or at such other address or telecopier number for a party as shall be specified by notice given in accordance with this Article 21): (i) if to the Company, to the attention of the Managing Director at the Company’s principal place of business, (ii) if to any Director, to such Director’s last address set forth in the records of the Company, and (iii) if to the Shareholders, to their addresses stated in the Company’s Register of Shareholders provided for in Article 7 of this Agreement.

Article 16 Compliance with Laws and Directives.

16.1 Foreign Corrupt Practices Act and Prevention of Corruption Act. All activities and obligations performed, directly or indirectly, pursuant to, or in connection with, this Agreement, or in furtherance of its objectives, shall be carried out in form and substance in accordance with all applicable laws, regulations, executive orders, procedures and policies of India, and to the extent applicable, of the United States of America (U.S.). The Company is subject to and shall comply with the U.S. Foreign Corrupt Practices Act (the “FCPA”) and with the Indian Prevention of Corruption Act, 1988 (“POCA”). Accordingly, no Shareholder, Director, officer or employee shall provide or authorize payments, loans, gifts, or anything of value, or make promises or offers of any payments, loans, gifts or anything of value, directly or indirectly, (i) to or for the benefit of any official or employee of any government or governmental agency or instrumentality, (ii) to any political party, political party official, or candidate for political office, (iii) to any officer or employee of any public international organization, or (iv) to any other person if the party knows or has reason to know that any part of such payment, loan, gift or thing of value will be directly or indirectly given or paid to any person referred to in (i), (ii) or (iii) above, or (v) to any person or entity, the payment of which would violate the FCPA or the POCA, as applicable.

16.2 U.S. Export Administration Act. The Company shall comply with the U.S. Export Administration Act of 1979, 50 U.S.C. App. Sections 2401 – 2420, including the EAR, the Arms Export Control Act, 22 U.S.C. Section 2751 et seq., including the ITAR, the Trading with the Enemy Act, 50 U.S.C. App. 1 et seq.; and the International Emergency Economic Powers Act, 50 U.S.C. Sections 1701 – 1707; and any regulations, executive orders, procedures and policies issued in relation thereto (“U.S. Export Controls”).

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16.3 U.S. Anti-Boycott Laws. The Company shall comply with the U.S. anti-boycott laws found in Section 8 of the U.S. Export Administration Act and implemented in 15 C.F.R. Part 760 (administered by the U.S. Department of Commerce, Bureau of Industry and Security) and Section 999 of the U.S. Internal Revenue Code (administered by the Department of the Treasury, Internal Revenue Service) (“U.S. Anti-boycott Laws”).

16.4 Board Obligations. In the event the Board of Directors determines in good faith that the Managing Director, any officer or any member of the Board of Directors has (i) violated the FCPA, U.S. Export Controls or U.S. Anti-boycott Laws; (ii) applicable foreign anti-corruption laws, regulations or orders; or (iii) committed a serious breach of this Agreement or neglect of duty, the Board shall have the power to dismiss him or her at any time. The Managing Director shall have the authority to dismiss any officer or employee who has (i) violated the FCPA, U.S. Export Controls or U.S. Anti-boycott Laws; (ii) applicable Indian anti-corruption laws or (iii) neglected his or her duty. This Article 18.4 does not restrict the right of the Board or the right of the Managing Director to dismiss an officer or employee for any other reason permitted by law

Article 17 Dissociation of a Shareholder.

17.1 Dissociation. A Shareholder shall cease to be a Shareholder of the Company upon the happening of any of the following events:

a)	Where the Shareholder has (i) become the subject of a decree or order for relief under any bankruptcy, insolvency or similar U.S. or foreign law, affecting creditors’ rights now existing or hereafter in effect; (ii) initiated, either in an original proceeding or by way of answer in any state insolvency or receivership proceeding, an action for liquidation, arrangement, composition, readjustment, dissolution, or similar relief; (iii) consented to any order for relief entered with respect to the Shareholder under the Federal Bankruptcy Code or under the bankruptcy or insolvency laws of a foreign country.

b)	Upon the Shareholder’s dissolution and commencement of winding up, or upon the revocation of its corporate charter.

c)	Upon the Shareholder’s material breach of any representation, covenant, warranty or obligation set forth in this Agreement.

d)	Upon the Shareholder’s violation of any of the laws or regulations set forth in Article 16 hereof.

17.2 Rights of Dissociating Shareholder. In the event any Shareholder dissociates prior to the dissolution and winding up of the Company if the dissociation causes a dissolution and winding up of the Company under Article 13 hereof, the Shareholder shall be entitled to participate in the winding up of the Company to the same extent as any other Shareholder except that any distributions to which the Shareholder would have been entitled shall be reduced by the damages sustained by the Company as a result of the dissolution and winding up

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Article 18 Representations, Warranties and Indemnities

18.1 Warranties of Company. As a material inducement to the Investor to invest into the Company, the Company warrants to the Investor that the Warranties in this Article and under Schedule IV are all true and correct in every material respect as of the Effective Date, and further represent that they shall be true and correct on and as of the Closing Date.

18.2 The Parties agree and acknowledge that each of the Warranties shall be separate and independent. The Parties further agree that the Investor shall have the right to make a claim for breach of any Warranty whether or not the Investor, prior to execution, has or could have discovered (whether by any investigation made by it or on its behalf into the affairs of the Company or otherwise) that any Warranty has not been complied with or carried out, or is otherwise untrue or misleading.

18.3 Notwithstanding anything to the contrary contained in this Agreement, the Parties agree that for the purposes of this Agreement and the transactions contemplated in this Agreement, there shall be no presumption of knowledge imputed to the Investor and the Investor shall be entitled to completely rely on the Warranties.

18.4 Warranties of the Investor. The Investor represents and warrants to the Company that:

a)	it has the power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and thereby and to perform its obligations under this Agreement, and any other agreements contemplated hereby and thereby;

b)	the execution, delivery and performance by it of this Agreement and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action by it and shall constitute a valid and legally binding obligation, enforceable against it in accordance with the terms hereof.

c)	There are no pending actions, suits or proceedings against it or affecting any of its assets and there has been no event or occurrence which in each case, might reasonably be expected to give rise to a Material Adverse Effect.

d)	The execution, delivery and performance of its obligations under this Agreement does not and will not

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(i)	contravene any Law, regulation or order of any Governmental or other official body or agency or any judgment or decree of any court having jurisdiction over it; or

(ii)	conflict with or result in any breach or default under any agreement, instrument, regulation, license or authorization binding upon it or any of its assets;

18.5 Indemnity by Company.

a)	The Company (an “Indemnifying Party”) agrees to indemnify, defend and hold harmless, the Investor, its Affiliates and all their directors, officers, employees and advisors (who are in any manner associated with the transactions contemplated herein) (each, an “Indemnified Party”) to the fullest extent permitted by applicable law from and against any and all Damages actually suffered or incurred in connection thereto incurred by the Indemnified Party directly in connection with or arising out of (i) material breach of any Warranty, representation, covenant or agreement by the Company as contained in Schedule IV of this Agreement, or (ii) any and all actions, causes of action and suits arising out of, relating to or in connection with the operation of the Company prior to the Closing Date, pursuant to which the Indemnified Party is named a party, or (iii) for any fraud, material default or misconduct of the Indemnifying Party prior to the Closing Date, or (iv) failure on behalf of the Company to obtain necessary registrations for the purpose of conduct of business of the Company or its Affiliates (each of the abovementioned an “Indemnity Event”). The Parties acknowledge that (a) any Damages whatsoever, incurred or suffered by the Company on account of an Indemnity Event or (b) any reduction in the value of the Company on account of an Indemnity Event shall be deemed to be the Damages incurred or suffered by the Investor in proportion to its shareholding at the relevant time for the purpose of this Article.

18.6 The rights accorded to an Indemnified Party under this Agreement shall be in addition to any rights that any Indemnified Party may have at common law, in equity or otherwise; provided, however, that the Indemnified Party shall not make a Claim for Damages under this Article 18.5 for any claim for which it has already been expressly and fully compensated by the Indemnifying Parties in pursuance of this Article 18.5 or in common law, equity or otherwise.

18.7 The Indemnifying Parties shall do all such acts and deeds as may be necessary to give effect to the provisions of Article 18.5, including obtaining in a timely manner all applicable consents and governmental approvals.

18.8 Limitation to Indemnification: The Indemnifying Party shall be liable to indemnify the Indemnified Party under Article 18.5: (a) if a claim in relation to an Indemnity Event has arisen before the expiry of the periods mentioned herein below or (b) if a notice with respect to an claim in relation to an Indemnity Event has been given before the expiry of the periods mentioned herein below:

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a)	7 (Seven) years from the Closing Date in respect of claims relating to a breach of Warranties pertaining to Taxation;

b)	3 (Three) years from the Closing Date in respect of claims in relation to a breach of all other Warranties, not specified above, or a period of 1 (one) year from the date the Indemnified Party has knowledge of a breach of Warranties, not specified above.

18.9 The Indemnified Party shall be entitled to make a claim in relation to an Indemnity Event for Damages at any time within the periods specified in this Agreement, but shall be paid only once the aggregate of the Damages claimed by the Indemnified Party under this Agreement are equal to or in excess of Indian Rupees Five Lakhs (INR 5,00,000 only).

18.10 For the purposes of this Article, the term “Damages” means any and all monetary damages, fines, costs, fees, penalties, losses, liabilities (including any liability imposed under any award, writ, order, judgment, decree or direction passed or made by any governmental authority or arbitration tribunal (including a sole arbitrator)), actual out-of-pocket expenses including fees and expenses of legal counsel, court fees, costs, accountants, and other experts, and other expenses in relation to any litigation.

Article 19 Covenants of the Parties.

19.1 WS shall be responsible for overall management of the business of the Company, including management of manufacturing plant, setting up of all the system and processes, distribution network including coordination with the Investor in this regard, setting up research and development system in place for indignation of the Product, collection of demand from the Territories identified under Schedule II and setting up manufacturing facilities in India.

19.2 The Investor shall provide the Company a shed for the purposes of setting up of its manufacturing facilities of 25,000 square feet which shall be extended to an area of 50,000 square feet at the sole discretion of the Investor and on terms and conditions acceptable to the Investor.

Article 20 Miscellaneous.

20.1 No Partnership. The Shareholders expressly do not intend hereby to form a partnership, either general or limited, under any jurisdiction’s partnership law. The Shareholders do not intend to be partners to one another, or partners as to any third party, or create any fiduciary relationship among themselves, solely by virtue of their status as Shareholders of the Company. No Shareholder is authorized to commit or purport to commit any other Shareholder to any obligation of any kind whatsoever. No Shareholder is authorized to sign any contract or make any commitment for or on behalf of the Company to any obligation whatsoever unless specifically authorized to do so herein or by proper authorization of the Company’s Board of Directors.

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20.2 No Agency. No Shareholder, acting solely in its capacity as a Shareholder, shall act as an agent of the Company or have any authority to act for or to bind the Company, except as authorized by the Board of Directors in accordance with the terms and conditions of this Agreement.

20.3 Alteration of Articles. Any amendment to the Memorandum or Articles of Association of the Company will require prior written consent of both the Shareholders. For the purposes of these Articles, the term “Shareholder” means West Coast Ventures Private Limited and Windstream Technologies Inc. or their nominated entity or any of their Affiliates pursuant to rights assigned to such Affiliate and includes any Person: (a) who holds Shares and is a member of the Company; and prior written consent of who/ which is required for carrying out any amendments to the Memorandum or Articles of Association pursuant to a written agreement among such Person, the Company, WS and the Investor.

20.4 Applicable Law. The Company shall be subject to all the laws and regulations in force in India. For any matter not provided for in this Agreement or the Articles, the Companies Act, 2013 shall apply.

20.5 Amendment. This Agreement may not be amended, modified or supplemented except by a written instrument executed by all of the Shareholders.

20.6 Waiver. No waiver of any provision of this Agreement shall be effective unless set forth in written instrument signed by the Shareholder waiving such provision. No failure or delay by a Shareholder in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power, or remedy. Without limiting the foregoing, no waiver by a Shareholder of any breach by any other Shareholder of any provision hereof shall be deemed to be a waiver of any prior, concurrent or subsequent breach of that or any other provision hereof.

20.7 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon the successors, permitted assigns, heirs, executors and administrators of WS and the Investor. The Agreement and the rights and/or obligations herein may be assigned and novated by the WS and/ or the Investor, as the case may be, to the Person to whom the Shareholder Interest is sold in terms of the this Agreement. The Agreement and the rights and obligations herein may not be assigned by the Company or WS without the prior written consent of the Investor. Provided however all the costs which may arise as a result of such assignment shall be the sole liability of the assigning party.

20.8 Entire Agreement. This constitutes the whole agreement between the Shareholders relating to the subject matter hereof and supersedes any prior agreements or understandings relating to such subject matter.

20.9 Severability. Each and every obligation under this Agreement shall be treated as a separate obligation and shall be severally enforceable as such and in the event of any obligation or obligations being or becoming unenforceable in whole or in part. To the extent that any provision or provisions of this Agreement are unenforceable, they shall be deemed to be deleted from this Agreement, and any such deletion shall not affect the enforceability of the remainder of this Agreement not so deleted, provided the fundamental terms of the Agreement are not altered.

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20.10 Representations. Each of the parties represents and warrants that (i) it has been duly organized and is validly existing and in good standing in the state or country of its organization; (ii) it has all necessary authority to enter into this Agreement and the transactions contemplated herein, and that it shall be bound by such Agreement; and (iii) the individual signing on behalf of such entity has been duly appointed and authorized to execute this Agreement and has the authority to bind his or her respective organization.

20.11 Dispute Resolution. Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration under the London Court of International Arbitration (“LCIA”) Rules, which Rules are deemed to be incorporated by reference into this clause. The number of arbitrators shall be one, and the sole arbitrator shall be named by the LCIA Court. The seat, or legal place, of arbitration shall be London, England. The language to be used in the arbitral proceedings shall be English. The parties acknowledge that the United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards (1958) applies to this Agreement.

20.12 Copies. This Agreement is made in two (2) copies of which each party received a copy thereof to act accordingly.

20.13 Language. This Agreement shall be written in English.

20.14 Termination by Mutual Consent. The Agreement shall continue in full force and effect until terminated in writing by the Shareholders by mutual consent.

20.15 Survival. The provisions of Article 8.8 (Indemnification), Article 180 (Representations, Warranties and Indemnities), Article 11 (License Agreement), Article 13 (Dissolution and Liquidation) and Article 191 (Miscellaneous) and such other provision as recorded in this Agreement shall survive the termination of this Agreement subject to Applicable Law.

20.16 Validity of License. Notwithstanding anything contained in this Agreement, in the event WS exits the Company, for any reason whatsoever, the License granted by WS to Company under Article 11 shall not automatically terminate.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

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COMPANY:

Windstream ENERGY Technologies INDIA PRIVATE LIMITED

By:
President and CEO

WS:

Windstream Technologies, Inc.

By:
Daniel Bates
President and CEO

INVESTOR:

By:
Name:
Title:

Signature Page to the Joint Venture Agreement between Windstream Energy Technologies India Private Limited, Windstream Technologies Inc. and West Coast Ventures Private Limited

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SCHEDULE I

DEED OF ADHERENCE

This agreement is made on [●] between:

[●] (the Company);

[●] of [●] (the New Shareholder);

[●] (the Shareholder[s]);.

WHEREAS:

(A)	The Shareholder[s] are parties to a joint venture agreement dated [●] (the “Original Agreement”).

(B)	The New Shareholder proposes to purchase [●] Shares of [●] each in the capital of the Company from the Shareholder in terms of a [share purchase] agreement dated on or about [●] executed between them.

(C)	This Agreement is executed by the New Shareholder in compliance with the Original Agreement. Capitalised terms used but not defined in this Agreement will have the respective meanings given to them in the Original Agreement.

THIS DEED WITNESSES AS FOLLOWS:

1.	The New Shareholder confirms that it has been supplied with a copy of the Original Agreement and has fully understood the terms thereof.

2.	The New Shareholder agrees to hold the Shares referred to in Recital B above subject to the Original Agreement and the Memorandum and Articles of Association of the Company.

3.	The New Shareholder undertakes to the Shareholders and the Company to be bound by the Original Agreement in all respects as if the New Shareholder was a party to the Original Agreement and named in it as a Shareholder and to observe and perform all the provisions and obligations of the Original Agreement applicable to or binding on it under the Original Agreement insofar as they fall to be observed or performed on or after the date of this Agreement.

4.	The Shareholder[s] undertake to the New Shareholder to observe and perform all the provisions and obligations of the Original Agreement applicable to or binding on them under the Original Agreement and acknowledge that the New Shareholder shall be entitled to the rights and benefits of the Original Agreement in accordance with the terms of the Original Agreement, unless specified otherwise in the [share purchase] agreement.

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5.	This Agreement is made for the benefit of (a) the parties to the Original Agreement, and (b) every other person who after the date of the Original Agreement (and whether before or after the execution of this Agreement) assumes any rights or obligations under the Original Agreement or adheres to it.

6.	The address and facsimile number of the New Shareholder for the purposes of Clause [●] of the Original Agreement is as follows:

[●]

7.	This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same deed and any party may enter into this Agreement by executing a counterpart.

8.	This Agreement is governed by and shall be construed in accordance with Indian law.

In witness of which this Agreement has been executed and has been delivered on the date which appears first on page 1 hereof.

Signed and delivered by [●]

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SCHEDULE II

TERRITORIES

1. Territory of South Asia including but not limited to:

a) India,

b) Pakistan,

c) Bhutan,

d) Bangladesh

e) Sri Lanka and

f) Nepal

2. Territory of South East Asia including, but not limited to:

a) Myanmar

b) Thailand

c) Malaysia

d) Cambodia

e) Indonesia

f) Singapore

g) Philippines

h) Taiwan

i) Hong Kong

j) Vietnam and

k) Lao People’s Democratic Republic.

3. Any other territories as may be added by the Parties.

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SCHEDULE III

RESERVED MATTERS

The following actions of the Company shall not be undertaken unless they receive the prior approval of at least 1 (one) Investor Director and atleast 1 (one) WS Director at a meeting of the Board and/or the affirmative vote of each of the Shareholders at a meeting of the shareholders called by the Company:

1. Any change in the authorized, subscribed, issued or paid up capital including issuing of new Shares, alteration of rights attached to any shares, creation of new classes of shares or reclassification of shares and redemption or repurchase of any shares.

2. Any amendments to the Company’s memorandum including change of company’s name and main objects.

3. Commencement of any new business and cessation or closing down any existing business.

4. Entering into or amending the terms of any related party transactions including transactions with the Shareholders, directors and their respective Affiliates.

5. Entering into any joint ventures, strategic partnerships, profit sharing arrangements or any transaction granting exclusive rights of any nature to any Person.

6. Creating or dissolving any subsidiaries.

7. Appointment and removal of employees who satisfy any of the following criteria: (a) whose cost to Company is above INR 18,00,000 (Indian Rupees Eighteen Lakhs only); (b) who directly reports to the Board or to the Company’s chief executive officer / managing director other than secretarial staff; (c) key managerial personnel (as defined under the Companies Act, 2013); (d) head of any division or vertical;

8. Any acquisition of or lien, charge, pledge, right to acquire, lease, sub-lease, license on assets, indebtedness other than in the ordinary course of business; a Transfer of (a) all or substantially all of the assets; (b) sale or modification of any of the proprietary rights; and (c) sale of assets or liabilities of the value greater than INR 5,00,000 (Indian Rupees Five Lakhs only);

9. Winding up or a merger, restructurings, arrangements, amalgamations, consolidations and divestments of or by the Company;

10. Acquisition of an entity or business

11. Adoption and deviations to the Company’s business plans and annual budgets (other than variations to the extent of 50% (Fifty percent) provided such variations do not negatively impact the Company);

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12. Adoption of, amendments to and deviating from or grant or issue of share vesting plan, any stock option plan, stock appreciation plan, phantom plan or other similar plan by whatever name called or any issuance or grant of any phantom stock options;

13. Modification of terms of the License Agreement and all other material contracts of the Company.

14. Appointment and removal of statutory and internal auditors and changes in the Financial Year and accounting policies (other than as necessitated by law);

15. Any amendments, termination, novation or assignment of License Agreement or any other contract executed by the Company and the Investor to give effect to the terms of this Agreement.

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SCHEDULE IV

WARRANTIES

The Company hereby represent and warrant to the Investor as of the Execution Date and as of the Closing Date that the following statements are all true, correct and complete.

Each of the Warranties shall be construed as a separate Warranty and (save as expressly provided to the contrary herein) shall not be limited or restricted by inference from the terms of any other Warranties or any other terms of this Agreement.

1. Accuracy of Information

1.1.	All the information contained in the Agreement is true, complete and accurate and does not omit to state a material fact required to be stated herein. All the information which has been given by or on behalf of the Company to the Investor (or to any director, representative, agent or adviser of the Investor) with respect to the Company is true and accurate in all respects are not aware of any circumstances which could adversely affect what is set forth herein. Where any Warranty or representation is qualified by the words “to the best knowledge of” or similar expressions, including references to “awareness”, the same shall be deemed to be qualified by the words, “after due and careful inquiry made”.

2. Corporate Status and Authority

2.1.	The Company is a body corporate duly incorporated and organized under the laws of India, having the full corporate power and authority under applicable law to enter into, execute and perform its obligation under this Agreement and all other documents and instruments required to be executed pursuant thereto or in connection therewith, to own its assets and carry on the business as it is now being conducted, and is duly registered and authorized to do business in every jurisdiction which, by the nature of its business and assets, makes registration or authorisation necessary.

2.2.	Execution of this Agreement and all other documents and instruments required to be executed pursuant thereto or in connection therewith, and such documents, will constitute valid and binding obligations and be enforceable against the Company in accordance with their respective terms.

2.3.	The business and affairs of the Company have been conducted in accordance with its certificate of incorporation, Memorandum and Articles and true, complete and duly amended copies of the same have been provided to the Investor. Further, the Company does not carry on any business that will render the issue of Investor’s Shares to the Investor to be in violation of any applicable law.

2.4.	The Company has not had, and does not have any subsidiary.

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2.5.	Authorised Representative: This Agreement, having been duly executed by each of the authorised representative, constitute a legal, valid, and binding obligation on each of them and are enforceable against each of them in accordance with their terms. Each authorised representative has the power and authority to execute this Agreement and perform and observe all their terms. No authorised representatives is bound by any contract, which may restrict his right or ability to enter into or perform this Agreement, or which would be breached as a result of execution and performance of this Agreement.

3. Authorisations

3.1.	Company is in compliance with all foreign exchange regulations and has made relevant filings/ declarations and has obtained requisite consents/ approvals under the said regulations with respect to its business.

3.2.	The execution, delivery and performance by the Company of this Agreement and their compliance with the terms and provisions thereof:

3.2.1.	does not violate the certificate of incorporation, Memorandum and the Articles;

3.2.2.	does not contravene any provision of any applicable law, or any order, writ, injunction or decree of any court or tribunal or governmental authority to which they are subject;

3.2.3.	does not result in the creation of any encumbrance upon the assets, properties and Shares of the Company, or prejudice any authorization, consent, license or registration that is required for business of the Company;

3.2.4.	does not conflict with, result in any breach of, or constitute a default under, or give rise to a right to terminate, amend, modify, abandon or accelerate, any agreement, contract or permit which is applicable to the Company, or by which any of the assets of the Company may be bound; or

3.2.5.	does not constitute an act of bankruptcy, preference, insolvency or fraudulent conveyance under any bankruptcy act or other applicable law enacted for the protection of debtors or creditors.

4. Share Capital and Shareholding

4.1.	As on the Effective Date, the authorized share capital of the Company is INR 1,00,000 (Indian Rupees One Lakh only) divided into 10,000 equity shares of INR 10 (Indian Rupees Ten) each and subscribed and paid-up Shares is INR 1,00,000 (Indian Rupees One Lakh only) divided into 10,000 equity shares of INR 10 (Indian Rupees Ten) each.

4.2.	All of the issued and outstanding Shares are, and the Investor Shares shall be, when issued and delivered in accordance with the terms of the Agreement, duly authorized, validly issued, fully paid and non-assessable and free of pre-emptive rights and other Encumbrances. Upon issue and allotment of the Shares to the Investor, the Investor shall have the marketable title to and shall be the sole legal and beneficial owner of such Shares free from any encumbrance or claim or demand of any description whatsoever.

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4.3.	The Company has not, nor has anyone on its behalf, done, committed or omitted any act, deed, matter or thing whereby the Shares of the Investor can be forfeited, extinguished or rendered void or voidable. Neither the Company nor anyone acting on behalf of the Company has entered into or arrived at any agreement or arrangement, written or oral, with any Person, which will render the issue and allotment of any of the Shares held by the Investor in violation of such agreements.

4.4.	Except as contemplated under this Agreement, there are no outstanding rights, plans, options, warrants, calls, conversion rights, re-purchase rights, redemption rights or any contracts, arrangements, requirements or commitments of any character (either oral or written, firm or conditional) obligating the Company to issue, deliver, sell, purchase, re-purchase or otherwise acquire, or cause to be issued, delivered, sold, purchased, re-purchased or otherwise acquired, any equity Shares or any securities exchangeable for or convertible into the foregoing or obligating the Company to grant, extend or enter into any such contract, arrangement, requirement or commitment, nor are there any rights to receive dividends or other distributions in respect of any such securities.

4.5.	There are no outstanding options, rights of pre-emption, rights of first refusal, redemption rights, conversion rights or stock option, stock purchase, stock appreciation right, phantom stock option scheme or stock incentive schemes in favour of the Directors or employees of the Company.

4.6.	There are no agreements voting trusts, understandings or commitments to which the Company is a party in respect of any of the Shares of the Company or to create, issue or Transfer Shares for the conversions of any loan or borrowing into Equity Shares.

5. Structure

5.1.	The Company is not the holder or beneficial owner of any shares or other capital in any body corporate (wherever incorporated or not) and does not otherwise Control any Person, whether directly or indirectly, whether through the ownership of securities or through control over composition of Board or by contract or proxy, or whether alone or in concert with others.

5.2.	The Company is not a member of any partnership, joint venture, consortium, or other unincorporated association, body or undertaking in which it participates or is required to participate with any other Person in any business or investment.

6. Solvency

6.1.	None of the following has occurred and is subsisting, or threatened, in relation to the Company:

6.1.1.	appointment of an administrator.

6.1.2.	an application or an order made, proceedings commenced, a resolution passed or proposed in a Notice of meeting or other steps taken for:

(a)	the winding up, dissolution or administration of the Company; or

(b)	the Company entering into an arrangement, compromise or composition with or assignment of the benefit of its creditors or a class of them.

6.1.3.	The Company:

(a)	being (or taken to be under applicable legislation) unable to pay its debts, other than as the result of a failure to pay a debt or claim which is the subject of a good faith dispute with regards to the business of the Company; or

(b)	stopping or suspending, or threatening to stop or suspend, payment of all or a class of its debts;

6.1.4.	appointment of a receiver, receiver and manager, administrator and receiver or similar officer to any of the assets and undertakings of the Company;

6.1.5.	the Company becoming bankrupt or insolvent or making an arrangement with its creditors generally or taking advantage of any statute for the relief of insolvent debtors.

7. Financial Arrangements

7.1.	There is no encumbrance affecting any securities, and/or assets, including but not limited to tangible, intangible, movable or immovable assets, of the Company.

7.2.	The Company is not potentially liable for the obligations of any Person.

7.3.	The Company has not made any representation or given any undertaking to any Person in respect of the obligations or solvency of any other Person or in support of or as an inducement to or otherwise in connection with the provision of financial accommodation, whether or not considered by them to be legally binding.

7.4.	There is no other claim, liability or indebtedness of the Company, whether direct, indirect, contingent, absolute, accrued or otherwise, nor is the Company aware of any condition, fact or circumstance that will create such claim, obligation, liability or indebtedness.

7.5.	The Company has not provided or agreed to provide, any loan, credit, or financial assistance to any Person.

7.6.	None of the amounts invested by the Company are the proceeds of illegal activities obtained by the Company in violation of any applicable anti-money laundering statute, and the rules and regulations thereunder.

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8. Compliance with Legislation and Absence of Litigation

8.1.	The Company does not have any claims or liabilities arising or any actions, investigations, orders from any governmental authority with respect to any research, test or business activity undertaken by the Company.

8.2.	The Company, is not aware of, nor has it received any Notice of any action or investigation or other proceedings of any nature whatsoever, by any governmental authority or any other Person which would restrain, prohibit or otherwise challenge or impede the transactions contemplated by the this Agreement or would be likely to have a Material Adverse Effect on the Company or the business or is with respect to an alleged or actual violation and/or failure to comply with any applicable law, or constitutional document, or require the Company to take or omit any action.

8.3.	There is no allegation or complaint or report that the business has been conducted otherwise than in accordance with Applicable Law.

8.4.	There are no investigations pending or to the best of Company’s knowledge threatened in respect of the Company by any governmental authority.

8.5.	The Company is not subject to any order, waiver, declaration, exemption or Notice granted or issued by any governmental, administrative or regulatory body.

8.6.	The Company is not involved in any dispute, whether as claimant or defendant, involving more than INR 1,00,000 (Indian Rupees One Lac only) individually, or which has or is likely to have a Material Adverse Effect on the Business and/or its Assets.

8.7.	There is no litigation, arbitration, administrative or criminal proceedings, pending, threatened or expected, involving the Company or any past or present directors, officers or employees of the Company where the amount claimed by or against the Company is, or is likely to be, more than INR 1,00,000 (Indian Rupees One Lac only) individually, or the proceedings have had or are likely to have a Material Adverse Effect on the business of the Company.

8.8.	There is no order or direction of any court, tribunal, governmental or statutory authority made and currently in force against the Company.

8.9.	No court, tribunal, governmental or statutory authority has issued any judgment, order, injunction, or decree, which has or is likely to have a Material Adverse Effect on the business and/or Company’s assets.

8.10.	There is no undertaking in existence given by the Company to any court or governmental agency or other authority.

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9. Proprietary Rights

9.1.	The Company owns all Proprietary Rights with respect to trademarks, patent, copyright, trade secret, confidential information without any Claims or Encumbrances of any manner. All Proprietary Rights are validly assigned or registered in the name of the Company.

9.2.	The Company to its best knowledge does not infringe nor is it alleged that the Company infringes or wrongfully uses any confidential information or Proprietary Rights.

9.3.	For the purposes of this Agreement, “Proprietary Rights” means and include collectively or individually, the following worldwide rights relating to intangible property, whether or not filed, perfected, registered or recorded and whether now or hereafter existing, filed, issued or acquired: (a) patents, patent applications, patent disclosures, patent rights, including any and all continuations, continuations-in-part, divisions, re-issues, re-examinations, utility, model and design patents or any extensions thereof; (b) rights associated with works of authorship, including without limitation, copyrights, copyright applications, copyright registrations; (c) rights in trademarks, trademark registrations, and applications therefor, trade names, service marks, service names, logos, or trade dress; (d) rights relating to the protection of trade secrets and confidential information; and (e) internet domain names, Internet and World Wide Web (WWW) URLs or addresses; (f) mask work rights, mask work registrations and applications therefor; and (g) all other intellectual, information or proprietary rights anywhere in the world including rights of privacy and publicity, rights to publish information and content in any media.

10. Records and Corporate Matters

10.1.	All accounts, books, ledgers, and financial and all other records of the Company:

10.1.1.	have been fully and properly maintained and contain complete and accurate records in all material respects of all the matters required to be entered in them by Applicable Law;

10.1.2.	do not contain or reflect any material inaccuracies or discrepancies;

10.1.3.	give a true and fair view in all material respects of the trading transactions, state of affairs, results, financial and contractual position and assets and liabilities of the Company;

10.1.4.	have been prepared in accordance with applicable accounting standards in the place of incorporation of the Company; and

10.1.5.	are in the possession (either by itself or through its registered agent) and unqualified Control of the Company.

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10.2.	Accurate and up to date copies of the Memorandum and Articles or other constituent documents of the Company are in the possession of the Company (either by itself or through its registered agent), and have been provided to the Investor, or its advisers or other representatives.

10.3.	Meetings of Board and Shareholders. The Company has complied with and are complying with all requirements of the Act and the relevant charter documents for validly conducting the meetings of the Board and its members, and have duly reflected the proceedings of the meetings in the respective minutes.

11. Taxation

11.1.	The accounts contain provisions adequate to cover Taxes for or in respect of the Company for all periods up to the date of execution of the Agreement. No additional or other Taxes are or will be payable (whether on, before or after Closing) by the Company in respect of periods prior to Closing Date.

11.2.	The Company is not subject to any audit by any Governmental Authority or Tax Claims or liabilities. The Company has no Notice of any Tax disputes or other liabilities of Taxes in respect of which a claim has been made or Notice has been issued against the Company.

12. Related Party Transactions

12.1.	The Company, or Persons acting on behalf of the Company with respect to the Company, have no transactions with any Related Party and all transactions entered into by the Company with Related Parties, if any are in compliance with Applicable Laws (including the Companies Act, 2013).

13. Property

13.1.	The properties comprises the freehold and leasehold premises, used and/or occupied by the Company as on date (“Property”). Other than the Property, the Company does not own or lease any immovable property.

13.2.	The Company has a valid freehold or leasehold interest, as the case may be, in the Property. The Property is fully maintained in good repair and is currently used by the Company and no part of any Property is leased, sub-leased or licensed, as the case may be, to a third party. There are no circumstances which could adversely affect the present use of the Property by the Company.

14. Independent Warranties

14.1.	For avoidance of doubt, the foregoing Warranties shall be separate and independent, and save as expressly provided shall not be limited by reference to any other section, clause or anything in this Agreement or its Annexures or Schedules.

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41

Attachment A

License Agreement

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